Exhibit (j)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 26, 2023, with respect to the financial statements of Allspring Dynamic Target Today Fund, Allspring Dynamic Target 2015 Fund, Allspring Dynamic Target 2020 Fund, Allspring Dynamic Target 2025 Fund, Allspring Dynamic Target 2030 Fund, Allspring Dynamic Target 2035 Fund, Allspring Dynamic Target 2040 Fund, Allspring Dynamic Target 2045 Fund, Allspring Dynamic Target 2050 Fund, Allspring Dynamic Target 2055 Fund, Allspring Dynamic Target 2060 Fund, and Allspring Dynamic Target 2065 Fund, twelve of the funds comprising Allspring Funds Trust, as of February 28, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

June 22, 2023